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                                                                    EXHIBIT 10.1


                 SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

         This Settlement Agreement and Mutual General Release ("Agreement") is made and entered into as of March 29, 2007 (the "Effective Date") by and between Alexander W. Smith ("Smith") and The TJX Companies, Inc. ("TJX").

         WHEREAS, Smith was formerly employed at TJX as Senior Executive Vice President, Group President pursuant to a written employment agreement dated as of April 5, 2005 (the "Employment Agreement") and resigned such employment effective January 29, 2007; and

         WHEREAS, the Employment Agreement contains certain restrictive covenants; and

         WHEREAS, Smith is currently employed as the President and Chief Executive Officer of Pier 1 Imports, Inc. ("Pier 1"); and

         WHEREAS, TJX contends that Smith's employment with Pier 1 constitutes a violation of the restrictive covenants of the Employment Agreement, and has refused to pay certain amounts of Smith's compensation as a result; and

         WHEREAS Smith denies that his employment with Pier 1 constitutes a violation of the restrictive covenants of the Employment Agreement; and

         WHEREAS, Smith and TJX desire to resolve, without further litigation or adjudication, all asserted and potential claims arising out of or relating in any way to Smith's former employment with TJX and Smith's current employment with Pier 1;

         THEREFORE, in consideration of the mutual promises, conditions, representations and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Smith and TJX agree as follows:

1.       Definitions.

         (a) Any reference in this Agreement to "Smith" shall at all times unless otherwise specified include, and this Agreement shall cover, Alexander W. Smith, his heirs, administrators, representatives, executors, legatees, successors, attorneys, agents, and assigns, as well as anyone claiming by or through him.

         (b) Any reference in this Agreement to "TJX," including but not limited to the reference to TJX in the General Release below, shall at all times unless otherwise specified include, and this Agreement shall cover, The TJX Companies, Inc., a Delaware corporation with its principal place of business in Framingham, Massachusetts, all of its parents, subsidiaries, affiliates, predecessors, successors, assigns, all other legal entities describing its organization or through which it conducts business, and all of its current directors, officers, employees, representatives, trustees, attorneys, agents, insurers and assigns.


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         (c)      Any reference in this Agreement to "Pier 1" shall at all times unless otherwise specified include Pier 1 Imports, Inc., a Delaware corporation with its principal place of business in Fort Worth, Texas, and all of its parents, subsidiaries, affiliates, predecessors, successors, assigns, all other legal entities describing its organization or through which it conducts business, and all of its current directors, officers, employees, representatives, trustees, attorneys, agents, insurers and assigns.

2.       Monetary Payments from TJX.

         (a) Acknowledgements. Smith and TJX acknowledge and agree that, during his employment with TJX, Smith participated in TJX's Management Incentive Plan ("MIP"), TJX's Long Range Performance Incentive Plan ("LRPIP") and TJX's Supplemental Executive Retirement Plan ("SERP"). Smith and TJX further acknowledge and agree that, as of the date of his resignation from TJX, Smith had accrued the following unpaid benefits under those plans:

                  (i)      MIP -- $697,566.30

                  (ii)     LRPIP -- $373,746.24

                  (iii)    SERP -- $1,266,000.00

         (b) Payment to Smith. Provided that Smith first executes this Agreement, and subject to his full compliance with the terms hereof, TJX agrees to pay Smith the gross amount of $175,000 less applicable withholding taxes (the "Settlement Payment"), which Settlement Payment shall reflect payments to Smith as follows:

                  (i)      MIP -- $0

                  (ii)     LRPIP -- $0

                  (iii)    SERP -- $175,000

                  The Settlement Payment shall be paid in two installments. The first installment shall be in the gross amount of $100,000, and shall be paid on or within ten days following July 29, 2007. The second installment shall be in the gross amount of $75,000, and shall be paid on or before July 29, 2008. Each installment of the Settlement Payment shall be paid in the form of an electronic deposit to Smith's account, if available, and if not shall be in the form of a check made payable to "Alexander Smith" and shall be sent or delivered to an address that Smith shall designate.

         (c) Forfeiture of Additional Payments. Smith agrees and acknowledges that the Settlement Payment shall represent full and final satisfaction of any and all amounts that he may claim are owed to him under the MIP, LRPIP and/or SERP, and Smith fully and irrevocably forfeits any other or additional amounts that he had accrued under the MIP, LRPIP and/or SERP as of the date of his resignation from TJX.



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         (d)      Tax Treatment.

                  (i) Tax treatment. TJX shall withhold, report and remit all required federal and state taxes from the Settlement Payment, such that TJX will issue IRS Forms W-2 to Smith reflecting the portion of the Settlement Payment actually paid to Smith in a given tax year (i.e., TJX will issue Smith a Form W-2 in the amount of $100,000 for the tax year 2007, and TJX will issue Smith a Form W-2 in the amount of $75,000 for the tax year 2008, provided that each of those payments was made in those years). Each Form W-2 will reflect applicable withholding taxes.

                  (ii) No advice. Smith acknowledges that TJX has not provided advice to him regarding the proper tax treatment of the Settlement Payment or any payments or benefits received by Smith in accordance with this Agreement, and that he has been advised to consult with his personal tax or financial advisor for such advice.

                  (iii) TJX may make all necessary tax-related filings. Smith agrees that TJX shall be entitled to make any and all filings regarding any payments or benefits made under this Agreement with federal and/or state tax and securities authorities which TJX, in its sole discretion, determines are appropriate or required, subject to the provisions of Paragraph 2(d)(i) above.

3.       Mutual General Releases.

         (a) Except with respect to any rights, obligations or duties arising out of this Agreement, and except with respect to any rights of indemnity, including under any TJX policy, practice, insurance policy, indemnity contract, corporate law, bylaw, article of incorporation or otherwise, and in consideration of the Settlement Payment as set forth in this Agreement and other valuable consideration, Smith hereby releases and discharges TJX and all of its present and former officers, directors, partners, investors, stockholders, trustees, attorneys, insurers, representatives, agents, employees and employee benefit plans, and anyone acting for or on behalf of any of the foregoing (collectively, the "TJX Releasees"), of and from any and all complaints, charges, lawsuits and claims for relief of any kind by Smith that he now has, ever had or may have in the future against the TJX Releasees or any one of them, whether known or unknown, arising out of any matter or thing that has happened before the signing of this Agreement, including but not limited to claims arising under common law or statute, claims for breach of contract (including but not limited to the Employment Agreement and any other contract, agreement, plan, grant or other document relating to Smith's former employment with TJX) and in tort (including but not limited to claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress and claims for intentional interference with contractual or advantageous relations), and claims arising under federal and state labor laws, employment laws and laws prohibiting discrimination on the basis of age, sex, race, national origin or disability. The laws referred to in the preceding



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                  sentence include but are not limited to Title VII of the Civil
                  Rights Act of 1964, the Employee Retirement Income Security
                  Act of 1974 ("ERISA"), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 ("ADEA"), the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, Chapters 149 through 154 of the Massachusetts General Laws, the Massachusetts Civil Rights Act and the Massachusetts Equal Rights Law, all as amended. It is further expressly agreed and understood by Smith that the release contained herein is a GENERAL RELEASE.

         (b) Except with respect to any rights, obligations or duties arising out of this Agreement and the Employment Agreement (as modified by Sections 5 and 8 of this Agreement), and in consideration of Smith's General Release to the TJX Releasees and other valuable consideration, TJX and anyone acting for or on behalf of TJX, hereby release and discharge Smith of and from any and all complaints, charges, lawsuits and claims for relief of any kind that TJX now has, ever had or may have in the future against Smith, whether known or unknown, arising out of any matter or thing that has happened before the signing of this Agreement, including but not limited to claims arising out of Smith's former employment with TJX, Smith's present employment with Pier 1, claims arising under common law or statute, claims for breach of contract (including but not limited to the Employment Agreement and any other contract, agreement, plan, grant or other document relating to Smith's former employment with TJX) and in tort (including but not limited to claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress and claims for intentional interference with contractual or advantageous relations). It is further expressly agreed and understood by TJX that the release contained herein is a GENERAL RELEASE.

4.       Covenants Not to Sue.

         (a) Smith represents and warrants that he has not filed any complaints, charges, demands for arbitration or mediation or any other claims for relief (collectively, "Claims") against the TJX Releasees, or any one of them, with any local, state or federal court or administrative agency, any professional or regulatory board, any arbitrator or mediator, or any other agency or entity. To the extent of any such filing made by him or purporting to have been made on his behalf, Smith agrees to dismiss such Claims with prejudice and without costs. Smith further warrants that he has not previously assigned or transferred any Claims that are subject to the General Release contained herein. Smith agrees and covenants not to sue or bring any Claims against the TJX Releasees, or any one of them, whether in court or in arbitration or mediation, with respect to matters subject to the General Release contained herein. Smith further agrees not to institute any claim, charge, complaint or lawsuit to challenge the validity of the General Release or the circumstances surrounding its execution. In the event that Smith institutes any action covered by this Paragraph, that action shall be dismissed upon presentation of this Agreement.



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

         (b) TJX represents and warrants that it has not filed any complaints, charges, demands for arbitration or mediation, or any other claims for relief (collectively, "Claims") against Smith with any local, state or federal court or administrative agency, any professional or regulatory board, any arbitrator or mediator, or any other agency or entity. To the extent of any such filing made by it or purporting to have been made on its behalf, TJX agrees to dismiss such Claims with prejudice and without costs. TJX further warrants that it has not previously assigned or transferred any Claims that are subject to the General Release contained herein. TJX agrees and covenants not to sue or bring any Claims, whether in court or in arbitration or mediation, against Smith with respect to matters subject to the General Release contained herein. TJX further agrees not to institute any claim, charge, complaint or lawsuit to challenge the validity of the General Release or the circumstances surrounding its execution. In the event that TJX institutes any action covered by this Paragraph, that action shall be dismissed upon presentation of this Agreement.

5.       Non-Competition, Non-Solicitation.

         (a) Smith and TJX understand and agree that, Smith having forfeited all accrued amounts under the MIP, LRPIP and SERP (other than the Settlement Payment as set forth above), any covenant not to compete to which TJX and Smith are or were both parties, including but not limited to Section 8(b) of the Employment Agreement, shall no longer have any force and effect whatsoever with respect to Smith's employment at Pier
                  1. For purposes of clarity, it is expressly understood and agreed between Smith and TJX that TJX fully and irrevocably releases Smith from the restrictions of any such covenant not to compete, including but not limited to that contained in
                  Section 8(b) of the Employment Agreement, with respect to Smith's employment at Pier 1, and waives its right, both now and at any time in the future, to bring any claim in any court or file any demand for arbitration or mediation in which TJX invokes or relies in any way on Section 8(b) of the Employment Agreement, or any other covenant not to compete to which TJX and Smith are or were both parties, to challenge Smith's actions after January 29, 2007 in respect to his employment at Pier 1, including but not limited to any challenge to Smith's employment or activities with or on behalf of Pier 1 and further including but not limited to any duties or functions that Smith performed, performs or may perform for Pier 1 after January 29, 2007, now and at any time in the future, specifically including but not limited to any conduct that occurs after the Effective Date of this Agreement. In the event that TJX institutes any action covered by this Paragraph 5(a), that action shall be dismissed upon presentation of this Agreement and TJX shall reimburse Smith for legal fees incurred in obtaining such dismissal. Notwithstanding the foregoing, it is agreed and understood that the restrictions contained in Section 8 of the Employment Agreement shall continue in full force and effect in accordance with their terms in all circumstances and contexts other than with respect to the application of Section 8(b) to Smith's employment at Pier 1.

         (b) For the avoidance of doubt and for the purpose of clarifying Smith's continuing obligations under Section 8(a) of the Employment Agreement, for a period beginning



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                  on the Effective Date of this Agreement and ending on January
                  29, 2009, Smith shall not, and shall not direct Pier 1 or any other individual or entity to, directly or indirectly (including as a partner, shareholder, joint venturer or other investor), other than as excepted herein or with the written consent of TJX:

                  (i) Hire, offer to hire, attempt to hire or assist in the hiring of, any Protected Person as an employee, director, consultant, advisor or other service provider;

                  (ii) Recommend any Protected Person for employment or service engagement with any person or entity other than TJX, except that Smith may provide employment references given in the ordinary course of business for any Protected Person;

                  (iii) Solicit as an employee, director, consultant, advisor or other service provider any Protected Person, or seek to persuade, induce or encourage any Protected Person to discontinue employment or service as a director, consultant, advisor or other service provider with TJX, or recommend to any Protected Person any employment or engagement other than with TJX, except that Smith may provide employment references given in the ordinary course of business for any Protected Person;

                  (iv) Accept services (whether for compensation or otherwise) from any Protected Person which are similar in nature to the services provided by the Protected Person to TJX in his or her capacity as an employee, director, consultant, advisor or other service provider; or

                  (v) Participate with any other person or entity in any of the foregoing activities.

         (c) For purposes of this Paragraph 5, a Protected Person is a person who, between July 29, 2006 and January 29, 2007 inclusive, was employed or is employed by TJX either in a position of (i) Assistant Vice President or higher, or (ii) in a salaried position in any merchandising group with a salary in excess of $50,000 per year. As to (I) each Protected Person to whom the foregoing applies, (II) each subcategory of Protected Person, as defined above, (III) each limitation on
                  (A) employment or other engagement, (B) solicitation and (C) unsolicited acceptance of services, of each Protected Person and (IV) each month of the period during which the provisions of Paragraph 5(b) apply to each of the foregoing, the provisions set forth in Paragraph 5(b) shall be deemed to be separate and independent agreements. In the event of unenforceability of any one or more such agreement(s), such unenforceable agreement(s) shall be deemed automatically reformed in order to allow for the greatest degree of enforceability authorized by law or, if no such reformation is possible, deleted from the provisions hereof entirely, and such reformation or deletion shall not affect the enforceability of any other provision of this subsection or any other term of this Agreement.



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         (d)      Notwithstanding the foregoing, it shall not be a violation or breach of this Agreement:

                  (i) If a Protected Person is solicited, hired, contracted or otherwise engaged by Pier 1 inadvertently (defined to mean without actual knowledge by Smith) and as to such action (I) Smith receives no objection from TJX within 30 days of TJX learning of such action; or
                           (II) after written notice of objection from TJX, the employment relationship in issue does not go forward, is not continued, or the matter is otherwise cured to the satisfaction of TJX;

                  (ii) For consent to be sought from TJX to perform any act that may otherwise constitute a violation of Paragraph 5(b);

                  (iii) For Smith to engage in any activity described in Paragraph 5(b) above with any Protected Person who is not employed or otherwise engaged with TJX as of the date of first contact initiated by Smith and/or Pier 1, provided that (A) the termination or cessation of such Protected Person's employment or service as a director, consultant, advisor or other service provider with TJX was effectuated for a good faith, bona fide reason and was not intended to be a sham or artifice to avoid the restrictions contained in this Agreement; and (B) such Protected Person held a good faith, bona fide position as an employee, director, consultant, advisor or other service provider with any entity other than Pier 1 subsequent to such Protected Person's employment with TJX; or

                  (iv) For Smith to contact or otherwise communicate with any Protected Person on a social basis, so long as Smith shall not engage in any of the prohibited activities described in Paragraph 5(b) above in the course of such contact or communication.

         (e) Nothing in this Agreement shall be construed to require contractually Pier 1 to take any action, or refrain from taking any action, whatsoever.

6. Nonadmissions. It is understood and agreed by Smith and TJX that this Agreement effects the settlement of claims that are denied and disputed, and that nothing contained herein nor the fact that this Agreement has been executed shall constitute or be construed as an admission by any Party of any kind of liability, or as an admission of any violation by any Party of any federal or state law, statute, policy, rule or regulation or common law obligation or of any wrongdoing whatsoever. Each Party hereto denies liability of any kind to any other Party, and by entering into this Agreement intends merely to avoid further litigation, arbitration, dispute or mediation.

7. Breach. Smith and TJX agree that in the event that one Party breaches any part or parts of this Agreement, legal proceedings subject to and consistent with the provisions of Paragraph 12 hereof may be instituted against that Party for breach of contract. In the event that a Party institutes such legal proceedings for breach of this Agreement, it is agreed that



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         the sole remedy available to said party shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from a breach of this Agreement, including, but not limited to, the costs and attorneys' fees associated with bringing an action for enforcement of this Agreement; but under no circumstances shall Smith or TJX be entitled to revive, reassert or assert any claims that they have released or abandoned under this Agreement. Notwithstanding the foregoing, and in addition to any other remedies to which it may be entitled, it is agreed that, if Smith should violate any part or parts of this Agreement, he shall immediately forfeit and disgorge to TJX the Settlement Payment paid to him pursuant to Paragraph 2(b) hereof, and TJX shall be entitled to withhold any portion of the Settlement Payment not previously paid to Smith; provided, however, that any disputes concerning violation and/or forfeiture will ultimately be considered and decided by an arbitrator pursuant to Paragraph 12 of this Agreement.

8. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between Smith and TJX with respect to the matters which are the subject of this Agreement, and it supersedes and cancels all prior and contemporaneous negotiations, agreements, commitments, communications, and understandings, written or oral, between Smith and TJX, with the exception of the provisions of Sections 8 and 13 of the Employment Agreement, which shall continue in full force and effect except as otherwise provided in Section 5 of this Agreement. In entering into this Agreement, no Party is relying upon any promise, inducement or representation other than those set forth in this Agreement.

9. Amendment. This Agreement shall be binding upon Smith and TJX and may not be released, discharged, abandoned, supplemented, amended, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date, signed by Smith and a duly authorized officer or representative of TJX.

10. Validity. Smith and TJX agree that each provision of this Agreement, other than the General Release and Covenant Not to Sue provisions, is severable, and should any such provision be determined by a court of competent jurisdiction, arbitrator or administrative agency to be illegal or invalid, the validity of the remaining provisions shall not be affected and the illegal or invalid provisions shall be deemed not to be a part of this Agreement.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions.

12. Arbitration. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and Smith and TJX shall not have resolved such claim or dispute within sixty (60) days after written notice from one Party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association ("Rules") by an arbitrator mutually agreed upon by Smith and TJX or, in the absence of such agreement, by an arbitrator selected according to the Rules. Notwithstanding the foregoing, if either Smith or TJX shall request, such arbitration shall be conducted by a panel of three



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

         arbitrators, one selected by Smith, one selected by TJX and the third selected by agreement of the first two or, in the absence of such agreement, in accordance with the Rules. The prevailing party in any arbitration hereunder shall be entitled to an award of its costs and attorney's fees. Judgment upon the award rendered by such arbitrator(s) shall be entered in any court having jurisdiction thereof upon the application of either Party. Smith and TJX understand and agree that this arbitration clause does not bind Pier 1 to any such arbitration.

13. Captions and Headings. Captions and headings used herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of Smith and TJX.

14. No Strict Construction. The language used in this Agreement is the language chosen by Smith and TJX to express their mutual intent, and no rule of strict construction will be applied against either Party.

15. Execution in Counterparts. This Agreement may be executed in two or more duplicate counterparts, each of which shall be treated as an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart. For the convenience of Smith and TJX, facsimile and pdf signatures shall be accepted as originals.

16. Waiver. No waiver of any provision of this Agreement, or the breach thereof, shall be deemed a waiver or breach of any other provision.

17.      Representations. Smith represents and acknowledges that:

         (a) He has been advised to consult an attorney and has done so prior to executing this Agreement. This representation does not waive his right to rely upon the attorney/client privilege with respect to the subject matter and substance of his consultations with his attorney.

                  He has been given at least twenty-one (21) days to consider this Agreement, that he has seven (7) days from the date he executes this Agreement in which to revoke it, and that this Agreement will not be effective or enforceable until after the seven-day revocation period ends without revocation by him. Revocation can be made by delivery of a written notice of revocation to counsel for TJX by midnight on or before the seventh day after Smith signs the Agreement.

         (b) He has carefully read this Agreement, fully understands its terms, their meaning, and their effect upon his rights and the duties hereby undertaken by him; understands the final and binding effect of this Agreement; freely and voluntarily assents to all the terms and conditions hereof; and signs the same as his own free act with the full intent of releasing the TJX Releasees from all claims released herein.

         Intending to be legally bound, Smith and TJX have set their hands and seals to this Agreement as of the date written above.



The TJX Companies, Inc.                          Alexander W. Smith



By: /s/ Ann McCauley                         By: /s/ Alexander W. Smith
    ---------------------------------            -----------------------------
    Ann McCauley                                 Alexander W. Smith
    Executive Vice President and
    General Counsel
    The TJX Companies, Inc.






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